Exhibit 99.1

MESABI TRUST ANNOUNCES RESULTS OF SPECIAL MEETING

New York, New York

January 24, 2019

On January 23, 2019, Mesabi Trust (NYSE: MSB) reconvened its Special Meeting of the Trust Certificate Holders of Mesabi Trust (the “Special Meeting”).

At the reconvened Special Meeting, a total of 8,797,177 units of beneficial interest, or approximately 67.05% of our total 13,120,010 units outstanding and eligible to vote, were represented in person or by proxy, and constituted a quorum.

At the reconvened Special Meeting, 6,896,828 units of beneficial interest, representing approximately 52.56% of the total units outstanding, voted “FOR” the appointment of Robin M. Radke, as a successor trustee of Mesabi Trust. This result also reflects that Ms. Radke’s appointment to serve as trustee of Mesabi Trust was approved by 78.39% of all votes  that were cast by Mesabi Trust Certificate Holders on this proposal.

Under the terms of the Agreement of Trust dated July 18, 1961, as amended (the “Agreement of Trust”), the appointment of a successor trustee must be approved by a majority in interest of the total outstanding units, so that the proposal to appoint Robin M. Radke was approved.

At the reconvened Special Meeting, Proposal 2 to approve an amendment to the Agreement of Trust, which would increase the annual minimum compensation payable to each individual trustee and the corporate trustee, received 5,005,273 “FOR” votes, which represented 38.14% of total units outstanding, was NOT approved by Unitholders. Under the Agreement of Trust, Proposal 2 required approval of at least 66 2/3% in interest of Trust Certificate Holders, or at least 8,746,674 units, and thus Proposal 2 was not approved.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520